Exhibit 12.1

               United Air Lines, Inc. and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges
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

                                         Six Months Ended
                                             June 30
                                         1994        1993
                                           (In Millions)
Earnings:

  Loss before income taxes             $   (16)    $  (154)
  Fixed charges, from below                493         541
  Interest capitalized                     (19)        (33)

    Earnings                           $   458     $   354


Fixed charges:

  Interest expense                     $   161     $   184

  Portion of rental expense
    representative of the
    interest factor                        332         357

      Fixed charges                    $   493     $   541


Ratio of earnings to
  fixed charges                            (a)         (a)



(a) Earnings were inadequate to cover fixed charges by $35 million in the first six months of 1994 and $187 million in the first six months of 1993.
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